Exhibit 23.1

                      Consent of KPMG, Independent Auditors



The Board of Directors
@Entertainment, Inc.

We consent to the incorporation by reference in the following registration statements of UnitedGlobalCom, Inc.

          Registration Statement No. 33-81876 on Form S-8
          Registration Statement No. 33-87326 on Form S-3
          Registration Statement No. 333-00226 on Form S-8
          Registration Statement No. 333-68641 on Form S-8
          Registration Statement No. 333-71963 on Form S-8

of our report dated March 29, 1999, with respect to the consolidated balance sheets of @Entertainment, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive loss, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K/A-1 of UnitedGlobalCom, Inc. dated July 30, 1999.

/s/  KPMG


Warsaw, Poland
August 30, 1999